CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Advisor Managed Portfolios relating to the financial statements and financial highlights of Bramshill Income Performance Fund, formerly a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
December 18, 2023